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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. __)*



                                 MANGOSOFT, INC.
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                                (Name of Issuer)

                                     COMMON
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                         (Title of Class of Securities)

                                    562716100
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                                 (CUSIP Number)

                               SEPTEMBER 27, 2000
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             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule 13G is filed:

     [X] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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CUSIP NO. 562716100
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
1.       Names of Reporting Persons.
         I.R.S. Identification Nos. Of Above Persons (entities only):
         Palisade Capital Management, L.L.C.; Tax ID#: 22-3330049
--------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)______                  (b)_______
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3.       SEC Use Only
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4.       Citizenship or Place of Organization:  New Jersey
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Number of Shares Beneficially Owned by      5.  Sole Voting Power                 5,525,000
Each Reporting Person With:                 ------------------------------------------------------------------------
                                            6.  Shared Voting Power               0
                                            ------------------------------------------------------------------------
                                            7.  Sole Dispositive Power            5,525,000
                                            ------------------------------------------------------------------------
                                            8.  Shared Dispositive Power          0

--------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person:   5,525,000

--------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions):

--------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9):  20.57% (See Item 4)

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12.      Type of Reporting Person (See Instructions):    IA

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

CUSIP NO. 562716100
--------------------------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.
         I.R.S. Identification Nos. Of Above Persons (entities only):
         Palisade Private Partnership, L.P.; Tax ID#: 22-3540064
--------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)______                  (b)_______
--------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only
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4.       Citizenship or Place of Organization:  Delaware
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Number of Shares Beneficially Owned by      5.  Sole Voting Power                 0
Each Reporting Person With:                 ------------------------------------------------------------------------
                                            6.  Shared Voting Power               0
                                            ------------------------------------------------------------------------
                                            7.  Sole Dispositive Power            0
                                            ------------------------------------------------------------------------
                                            8.  Shared Dispositive Power          0

--------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person: 3,125,000. The Reporting Person is the
         owner of record of 3,125,000 shares, investment and voting power over which is held by Palisade Capital
         Management, LLC. (See Item 6 below.) The filing of this Statement by the Reporting Person shall not be construed as an admission that such person is for the purposes of Section 13(d) or Section 13(g) of the
         Securities Act of 1933 the beneficial owner of such shares.
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10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions):

--------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9):  11.63% (See Item 4)

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12.      Type of Reporting Person (See Instructions):    PN

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


CUSIP NO. 562716100
--------------------------------------------------------------------------------------------------------------------
1.       Names of Reporting Persons.
         I.R.S. Identification Nos. Of Above Persons (entities only):
         Palisade Private Holdings, LLC; Tax ID#: 22-3540060
--------------------------------------------------------------------------------------------------------------------

2.       Check the Appropriate Box if a Member of a Group (See Instructions)
         (a)______                  (b)_______
--------------------------------------------------------------------------------------------------------------------

3.       SEC Use Only
--------------------------------------------------------------------------------------------------------------------

4.       Citizenship or Place of Organization:  Delaware
--------------------------------------------------------------------------------------------------------------------

Number of Shares Beneficially Owned by      5.  Sole Voting Power                 0
Each Reporting Person With:                 ------------------------------------------------------------------------
                                            6.  Shared Voting Power               0
                                            ------------------------------------------------------------------------
                                            7.  Sole Dispositive Power            0
                                            ------------------------------------------------------------------------
                                            8.  Shared Dispositive Power          0

--------------------------------------------------------------------------------------------------------------------
9.       Aggregate Amount Beneficially Owned by Each Reporting Person: 3,125,000. The Reporting Person is the
         general partner of a partnership which is the owner of record of 3,125,000  shares, investment and voting power over which is held by Palisade Capital Management, LLC. (See Item 6 below.) The filing of this Statement by the Reporting Person shall not be construed as an admission that such person is for the purposes of Section 13(d) or Section 13(g) of the Securities Act of 1933 the beneficial owner of such shares.

--------------------------------------------------------------------------------------------------------------------

10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions):

--------------------------------------------------------------------------------------------------------------------

11.      Percent of Class Represented by Amount in Row (9):  11.63% (See Item 4)

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12.      Type of Reporting Person (See Instructions):    OO

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ITEM 1.

(A)  NAME OF ISSUER:    Mangosoft, Inc.

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(B)  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:


1500 West Park Drive - Suite 190 Westborough, MA  01581
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ITEM 2.

(A) NAME OF PERSON FILING: Palisade Capital Management, L.L.C. ("Palisade
Capital"), Palisade Private Partnership, LP (the "Partnership") and Palisade
Private Holdings, LLC (the "General Partner").

--------------------------------------------------------------------------------
(B)  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:
One Bridge Plaza, Suite 695, Fort Lee, NJ 07024-7502

--------------------------------------------------------------------------------

(C)  CITIZENSHIP:  Palisade Capital:  New Jersey
                   Partnership:  Delaware
                   General Partner:  Delaware

--------------------------------------------------------------------------------

(D)  TITLE OF CLASS OF SECURITIES:  Common

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(E)  CUSIP NUMBER: 562716100
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ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR (C),
CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C.
              78o);

     (b)  [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c);

     (c)  [ ] Insurance company as defined in Section 3(a)(19) of the Act (15
          U.S.C. 78c);

     (d)  [ ] Investment company registered under Section 8 of the Investment
          Company Act of 1940 (15 U.S.C. 80a-8);

     (e)  [X] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

          (only Palisade Capital is an investment advisor; this statement is filed by the Partnership and the General Partner pursuant to Rule
          13d-1(c))

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     (f)  [ ] An employee benefit plan or endowment fund in accordance with Rule
          13d- 1(b)(1)(ii)(F);

     (g)  [ ] A parent holding company or control person in accordance with Rule
          13d- 1(b)(1)(ii)(G);

     (h)  [ ] A savings associations as defined in Section 3(b) of the Federal
          Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company
          Act of 1940 (15 U.S.C. 80a-3);

     (j)  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4.  OWNERSHIP.

The following information relates to Palisade Capital (see Item 6 below):

     (a)  Amount beneficially owned (as of September 27, 2000): 5,525,000

     (b)  Percent of Class (as of September 27, 2000): 20.57% (based on
          26,869,142 shares outstanding as reported in the Issuer's Registration
          Statement on Form SB-3, filed September 27, 2000)

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote: 5,525,000

          (ii) Shared power to vote or to direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of: 5,525,000

          (iv) Shared power to dispose or to direct the disposition of: 0

The following information relates to the Partnership and the General Partner
(see Item 6 below):

     (a)  Amount beneficially owned (as of September 27, 2000): 3,125,000

     (b)  Percent of Class (as of September 27, 2000): 11.63% (based on
          26,869,142 shares outstanding as reported in the Issuer's Registration
          Statement on Form SB-3, filed September 27, 2000)

     (c)  Number of shares as to which the person has:

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          (i)  Sole power to vote or to direct the vote: 0

          (ii) Shared power to vote or to direct the vote: 0

          (iii) Sole power to dispose or to direct the disposition of: 0

          (iv) Shared power to dispose or to direct the disposition of: 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     The shares of the Issuer beneficially owned by the reporting persons are held by Palisade Capital on behalf of its clients (including the Partnership) in accounts over which Palisade Capital has complete investment discretion. No person other than Palisade Capital has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such shares. The Partnership, for which Palisade Capital is the investment adviser, owns 3,125,000 shares, representing 11.63% of the class. The General Partner is the general partner of the Partnership. The Partnership and the General Partner may be deemed to be affiliates of Palisade Capital.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
        SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        N/A

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

        N/A

ITEM 9. NOTICE OF DISSOLUTION OF GROUP.

        N/A

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ITEM 10.  CERTIFICATION.

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                     October 6, 2000
                                     ---------------------
                                     Date


                                     PALISADE CAPITAL MANAGEMENT, LLC

                                     By: /s/ Jack Feiler
                                        -------------------------------------
                                        Name:  Jack Feiler
                                        Title: Member


                                     PALISADE PRIVATE PARTNERSHIP, LP

                                     By:  Palisade Private Holdings, LLC

                                          By: /s/ Mark Hoffman
                                             --------------------------------
                                             Name:  Mark Hoffman
                                             Title: Member

                                     PALISADE PRIVATE HOLDINGS, LLC

                                     By: /s/ Mark Hoffman
                                        --------------------------------------
                                        Name:  Mark Hoffman
                                        Title: Member

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL
CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)


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